EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 6, 2012 with respect to the consolidated financial statements and schedule of Cedar Realty Trust, Inc., and the effectiveness of internal control over financial reporting of Cedar Realty Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Cedar Realty Trust, Inc. for the registration of 563,955 shares of its common stock.

/s/ Ernst & Young LLP
New York, New York

April 26, 2012